(Letterhead of Branden T. Burningham, Esq.)

October 19, 2000


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Alphatrade.com, a Nevada corporation (the "Registrant"), SEC File No.0-25631, to be filed on or about October 19, 2000, covering the registration and issuance of 1,720,000 shares of common stock pursuant to an Employee Stock Incentive Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                              Yours very sincerely,

                              /s/ Branden T. Burningham

                              Branden T. Burningham

cc:    Alphatrade.com